Exhibit 10.15

RETIREMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This RETIREMENT SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”), effective as of the latest date of the Parties’ (as defined below) signatures below (the “Effective Date”), is by and between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), and Franklin E. Crail (“Employee”) (each a “Party” and collectively the “Parties”).

1.    Retirement and Separation From Employment. Employee acknowledges and agrees that Employee’s employment with the Company ended effective February 26, 2019 (the “Retirement Date”) upon Employee’s retirement from the Company, and after that date, Employee shall have no role or relationship with the Company, other than as a member of the Company’s board of directors (the “Board”).

2.     Consideration by the Company.

(a)     Acceleration of Equity Awards. Provided that Employee executes this Agreement, complies with Employee’s obligations as set forth herein, and does not revoke Employee’s ADEA Release (as defined below), the Company will accelerate the vesting of the 5,834 restricted stock units originally granted to Employee on April 18, 2013, pursuant to, and subject to the terms and conditions of, the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended to date, that have not vested as of the Retirement Date (the “Unvested RSUs”). Except as modified above, the original terms of the Unvested RSUs will remain in full force and effect.

(b)     Supplemental Health Insurance Policy. Provided that Employee executes this Agreement, complies with Employee’s obligations as set forth herein, and does not revoke Employee’s ADEA Release, then, for so long as Employee continues to serve on the Board, the Company will pay the premium on (or reimburse Employee for the premium paid by Employee on) a Medicare supplemental insurance policy covering Employee and selected by Employee (the “Supplemental Health Insurance Policy” and, together with the Unvested RSUs, the “Retirement Payment”).

(c)      Acknowledgments. Employee acknowledges and agrees that the Retirement Payment exceeds any payment, benefit, or other thing of value to which Employee might otherwise be entitled under any policy, plan, or procedure of the Company or pursuant to any prior agreement or contract with the Company. Employee acknowledges and agrees that the payments set forth in Sections 2(a) and (b) constitute the entirety of the benefits of any nature due to Employee by the Company or any of its affiliates. For the avoidance of doubt, Employee specifically acknowledges and agrees that Employee does not dispute the wages that have been paid to Employee and that, other as set forth herein, no other compensation, salary, bonus payments, severance payments, commissions, equity, debt, or option grants, or any other amounts are due and owing to Employee from the Company, either in connection with Employee’s employment or otherwise, or pursuant to any other agreement or letter, except as set forth in this Agreement.

3.     General Release and Agreement Not to Sue.

(a)     In exchange for the Retirement Payment, Employee (defined for the purpose of this Section 3 to include Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases (i) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned), (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, employees, and attorneys of each entity listed in subpart (i) above, and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above) ((i), (ii) and (iii), collectively, the “Released Parties”) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising or that may have arisen out of or in connection with Employee’s employment with or termination of employment from the Company at any time up to and including the Effective Date, including but not limited to:

(i)     claims for violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, equity incentive or option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including any equity, ownership interest, management fee, carried interest, partnership interest, distributions, dividends or participation or ownership in any business venture related to the Released Parties); and/or

(ii)     claims for discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including, but not limited, to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity or other protected activity; and/or

(iii)    claims for violation of, or denial of protection or benefits under, any statute, ordinance, executive order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the Pregnancy Discrimination Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Genetic Information Nondiscrimination Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and/or

(iv)    claims for violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract.

(b)     Without limiting the foregoing, Employee hereby acknowledges that the release of claims in this Section 3 includes all claims Employee has or may have against the Released Parties, whether known or unknown, that can be lawfully released. Employee realizes and acknowledges that Employee may have sustained losses that are presently unknown and unsuspected, and that such losses may give rise to additional losses and expenses in the future which are not now anticipated. Nevertheless, Employee, being fully aware of the situation, does nevertheless intend to release, acquit, and forever discharge Employee’s claims as described above. Employee fully understands that if the facts with respect to this Agreement are found hereafter to be other than or different from the facts now believed by Employee to be true, Employee expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective, notwithstanding any such difference. This Agreement is executed voluntarily by Employee with full knowledge of its significance and legal effect.

(c)    Employee affirms that, as of the Effective Date, Employee has not instituted any action or proceeding covered by this Section 3 against any of the Released Parties. Nothing in the foregoing shall prohibit Employee from filing a charge with an administrative agency (such as the Equal Employment Opportunity Commission or the National Labor Relations Board) or from filing a claim that Employee cannot waive by law; however, Employee waives the right to recover any damages awarded in any such proceeding or in any proceeding instituted on Employee’s behalf by an administrative agency or other individual or entity regarding Employee’s employment with, or separation from, the Company, other than with respect to any claim to any financial incentive or other award made available under existing law for whistleblowing or similar conduct. For the avoidance of doubt, Employee waives the right to recover any damages or payments from any of the Released Parties in any proceeding instituted by an agency or other individual or entity regarding Employee’s employment with, or separation from, the Company, including, without limitation, the Colorado Department of Labor and Employment.

(d)     Employee knowingly and voluntarily waives any and all rights or benefits that Employee may now have, or in the future might have, under the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4.   Confidentiality. Employee acknowledges and agrees that Employee will keep the terms, amount, and facts of, and any discussions leading up to, this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that Employee will not communicate or otherwise disclose to any employee of the Company (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that Employee may make such disclosures to Employee’s spouse, tax/financial advisors or legal counsel as long as they agree to keep the information confidential. If asked about any of such matters, Employee’s response shall be that Employee may not discuss any of such matters. In the event of a breach of the confidentiality provisions set forth in this paragraph of the Agreement by Employee, the Company may suspend any payments due under this Agreement pending the outcome of litigation regarding such claimed breach of this Agreement by Employee. The Parties agree that this paragraph is a material inducement to the Company entering into this Agreement. Additionally, the Parties agree that a breach of this paragraph by Employee will cause the Company irreparable harm and that the Company may enforce this paragraph without posting a bond.

5.     Non-Admission/Inadmissibility as Evidence. This Agreement does not constitute an admission that any action taken by any of the Released Parties with respect to Employee was wrongful, unlawful, or susceptible of inflicting any damages or injury on Employee, and the Released Parties specifically deny any wrongdoing. This Agreement is entered into solely to resolve fully all matters related to or arising out of Employee’s employment with and separation from the Company, and neither this Agreement nor testimony regarding its execution or implementation may be admitted or used as evidence in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

6.     Severability; Waiver. The provisions of this Agreement shall be severable such that the invalidity of any provision shall not affect the validity of other provisions; provided, however, that if a court or other binding authority holds that any portion of the release in Section 3 is illegal, void or unenforceable, Employee agrees to promptly execute a release and agreement that is legal and enforceable. The Company’s failure to insist upon strict compliance with any provision of this Agreement, or its failure to assert any right that it may have hereunder, will not be considered a waiver of such provision or right or any other provision of or right under this Agreement.

7.     Governing Law; Venue; Jurisdiction. This Agreement is made and entered into in the State of Colorado and in all respects will be interpreted, enforced, and governed by the laws of the State of Colorado, and construed in accordance therewith, without giving effect to principles of conflicts of laws. Employee hereby irrevocably waives Employee’s rights, if any, to have the laws of any other state other than the State of Colorado apply to this Agreement or Employee’s employment with the Company. Employee expressly agrees to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Colorado in connection with any litigation which may be brought with respect to a dispute between the Parties, regardless of where Employee resides or where Employee performed services for the Company. Employee hereby irrevocably waives Employee’s rights, if any, to have any disputes between the Parties decided in any jurisdiction or venue other than a court in the State of Colorado. Employee hereby waives, to the fullest extent permitted by applicable law, any objection which Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and Employee agrees not to plead or claim the same. Employee further irrevocably covenants not to sue the Company in any jurisdiction or venue other than a court in the State of Colorado.

8.    Entire Agreement. This Agreement represents the entire agreement and understanding concerning Employee’s separation from the Company, and this Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning Employee’s separation from the Company. In deciding to sign this Agreement, Employee has not relied on any express or implied promise, statement, or representation by the Company, whether oral or written, except as set forth herein.

9.    Important Notice Regarding Release of Claims Under the ADEA. Without in any way limiting the generality or scope of the Release of Claims set forth in Section 3, Employee hereby acknowledges that Employee knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims he may have under the ADEA, and acknowledges and agrees that:

(a)     This Agreement is written in a manner in which Employee fully understands;

(b)     Employee specifically waives any rights or claims arising under the ADEA, other than any rights or claims under the ADEA that may arise after the date this Agreement is executed;

(c)     The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled;

(d)     Employee has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact had an opportunity to do so;

(e)     Employee has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement; and

(f)     Once executed, the Employee has a period of seven (7) days within which he can revoke this Agreement (“Revocation Period”), and the Agreement shall not be effective until the Revocation Period has been exhausted. If Employee chooses to revoke this Agreement, he must do so in writing, and the revocation must be addressed and delivered to Bryan J. Merryman, Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303, and that written notice must be received by the Company no later than the eighth day after Employee executes this Agreement. If Employee revokes the Agreement, Employee will not be entitled to any of the consideration provided in Section 2 of this Agreement.

(g)     Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period.

10.   Return of Payments. Employee acknowledges, understands, and agrees that the purpose of this Agreement is to assure the Released Parties that, in return for the payments made pursuant to this Agreement, the Released Parties will not be put to the expense and inconvenience of defending any claim, charge, or lawsuit that has been released by Employee in this Agreement. Therefore, Employee agrees that in the event Employee files a claim against any of the Released Parties that has been released and discharged in this Agreement, the Company will have the right to recoup any portion of the Retirement Payment, or the value thereof, except that, notwithstanding the foregoing, Employee shall not be subject to forfeiture of the Retirement Payment for challenges to the validity of the release of claims under the ADEA or OWBPA. For the avoidance of doubt, nothing in this Section 10 or this Agreement shall prohibit Employee from challenging the validity of the release of claims under the ADEA or OWBPA, or is intended to impose any condition precedent, any penalty, or any other limitation adversely affecting the right of Employee to challenge validity of the release of claims under the ADEA or OWBPA.

11.  Survivorship; Assignability; Third Party Beneficiaries. Employee agrees that this Agreement will be binding upon Employee’s heirs, executors, assigns, administrators, and other legal representatives, and is made for the benefit of the Released Parties. The Company may assign this Agreement and its rights and obligations under this Agreement to any successor to any of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. Employee understands and agrees that this Agreement is executed by the Company, on its own behalf and on behalf of each of its subsidiaries, affiliates, successors, or assignees; that Employee’s obligations under this Agreement shall apply equally to each of the Released Parties; and that any of the Released Parties may enforce this Agreement in their own name as if they were parties to this Agreement.

12.  Taxes. The Company makes no representations with regard to the effect on Employee’s federal, state, or local income tax liability with regard to the Retirement Payment and any other payments or benefits being provided to Employee. Employee hereby assumes full and sole responsibility for payment of taxes due, if any, on the consideration tendered herein and further agrees to defend, indemnify, and hold the Company harmless from and against any loss, liability, obligation, action, cause of action, claims, demands, or other expenses of any nature whatsoever, relating to, in connection with, or arising out of the payment of said taxes and interest, and/or penalties imposed, arising out of any such tax.

13.   No Strict Construction. Each Party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement. The Parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by both Parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the Parties, and no rule of strict construction shall be applied against any Party.

14.   Counterparts; Delivery by Electronic Means. Employee agrees that this Agreement may be signed and delivered by PDF or other electronic means, and may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

15.   Knowing and Voluntary Waiver. Employee acknowledges that (i) Employee has carefully read this Agreement and fully understands its meaning; (ii) Employee had the opportunity to take up to twenty-one (21) days after receiving this Agreement to decide whether to sign it; (iii) the Company is herein advising Employee, in writing, to consult with an attorney before signing it; (iv) Employee is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; (v) Employee has been given seven (7) days to revoke the ADEA Release following execution of this Agreement; and (vi) everything Employee is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Employee to sign it.

[The remainder of this page is intentionally left blank.]

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS ENTIRE AGREEMENT CAREFULLY, AS THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH EMPLOYEE MAY HAVE AGAINST THE RELEASED PARTIES, INCLUDING CLAIMS PURSUANT TO THE ADEA.

ACCEPTED AND AGREED:

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

/s/ Franklin E. Crail		By:	/s/ Bryan J. Merryman
FRANKLIN E. CRAIL		Bryan J. Merryman, Chief Operating Officer,
Chief Financial Officer, Treasurer

Date:	March 4, 2019	Date:	March 4, 2019

 7